Exhibit 99.(n) (3)

SECOND AMENDED MULTIPLE CLASS PLAN

OF

METROPOLITAN WEST FUNDS

This Second Amended Multiple Class Plan (this “Plan”) is required by Securities and Exchange Commission Rule 18f-3 promulgated under the Investment Company Act of 1940 (the “1940 Act”).

This Plan shall govern the terms and conditions under which Metropolitan West Funds (the “Trust”) may issue separate classes of shares representing interests in the series of the Trust (the “Funds”) listed on Appendix A, as may be amended from time to time as provided herein. To the extent that a subject matter herein is covered by the Trust’s Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and Bylaws will control in the event of any inconsistencies with the descriptions herein.

SECTION 1. Rights and Obligations. Except as set forth herein, all classes of shares issued by a Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the various classes of shares relate solely to the following: (a) each class may be subject to different class expenses as discussed under Section 3 of this Plan; (b) each class may bear a different identifying designation; (c) each class has exclusive voting rights with respect to matters solely affecting such class (except as set forth in Section 6 below); (d) each class may have different exchange privileges; and (e) each class may provide for the automatic conversion of that class into another class.

SECTION 2. Classes of Shares and Designation Thereof. Each Fund may offer any or all of the following classes of shares:

(a) Class M Shares. “Class M Shares” will be sold at their net asset value without the imposition of a front-end sales load or contingent deferred sales charge (“CDSC”).

Class M Shares will be subject to a Rule 12b-1 distribution fee at an annual rate of up to 0.25 percent of the daily net assets attributable to the Class M shares and will not be subject to a shareholder service fee. Class M Shares of one or more Funds may be subject to a redemption fee to the extent disclosed in the prospectus for that Fund.

The current “Share Marketing Plan” for Metropolitan West Funds shall be applicable to Class M Shares.

(b) Class I Shares. “Class I Shares” will be sold at their net asset value without the imposition of a front-end sales load or CDSC.

Class I Shares will not be subject to a Rule 12b-1 distribution fee or a shareholder service fee. Class I Shares of one or more Funds may be subject to a redemption fee to the extent disclosed in the prospectus for that Fund.

The current “Share Marketing Plan” for Metropolitan West Funds shall not be applicable to the Class I Shares.

The Class I Shares may be offered only to investors who make an initial investment in a Fund of at least $3,000,000.

(c) Administrative Class Shares. “Administrative Class Shares” will be sold at their net asset value without the imposition of a front-end sales load or CDSC.

Administrative Class Shares will be subject to a Rule 12b-1 distribution fee at an annual rate of up to 0.25 percent of the daily net assets attributable to the Administrative Class shares and will be subject to a shareholder service fee at an annual rate of up to 0.25 percent of the average daily net asset value of the Administrative Class Shares beneficially owned by or attributable to each client. Administrative Class Shares of one or more Funds may be subject to a redemption fee to the extent disclosed in the prospectus for that Fund.

The current “Share Marketing Plan” for Metropolitan West Funds shall be applicable to Administrative Class Shares.

SECTION 3. Allocation of Expenses.

(a) Class Expenses. Each class of shares may be subject to different class expenses consisting of: (1) Rule 12b-1 plan distribution fees, if applicable to a particular class; (2) transfer agency and other recordkeeping costs to the extent allocated to a particular class; (3) Securities and Exchange Commission (“SEC”) and blue sky registration fees incurred separately by a particular class; (4) litigation or other legal expenses relating solely to a particular class; (5) printing and postage expenses related to the preparation and distribution of class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular class; (6) expenses of administrative personnel and services as required to support the shareholders of a particular class; (7) audit or accounting fees or expenses relating solely to a particular class; (8) director fees and expenses incurred as a result of issues relating solely to a particular class and (9) any other expenses subsequently identified that should be properly allocated to a particular class, which shall be approved by the Board of Trustees (collectively, “Class Expenses”).

(b) Other Expenses. Except for the Class Expenses discussed above (which will be allocated to the appropriate class), all expenses incurred by each Fund will be allocated to each class of shares on the basis of the net asset value of each class to the net asset value of the Trust or the Fund, as the case may be. This is referred to as the relative net assets method.

(c) Waivers and Reimbursements of Expenses. The Manager and any provider of services to the Funds may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross-subsidization between classes.

SECTION 4. Allocation of Income. The Funds will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each class of shares.

SECTION 5. Exchange Privileges. A class of shares of a Fund may be exchanged only for the same class of shares of another Fund. All exchanges will be subject to such conditions as may be imposed from time to time as disclosed in Appendix B.

SECTION 6. Effective When Approved. This Plan shall not take effect until a majority of the trustees of the Trust, including a majority of the trustees who are not interested persons of the Trust, find that the Plan, as proposed and including the expense allocations, is in the best interests of each class individually and the Trust as a whole.

SECTION 7. Amendments. This Plan may not be amended to materially change the provisions of this Plan unless that amendment is approved in the manner specified in Section 6 above.

APPENDIX A TO

SECOND AMENDED MULTIPLE CLASS PLAN

OF

METROPOLITAN WEST FUNDS

Metropolitan West Total Return Bond Fund

Class M Shares

Class I Shares

Administrative Class Shares

Metropolitan West Low Duration Bond Fund

Class M Shares

Class I Shares

Administrative Class Shares

Metropolitan West Ultra Short Bond Fund

Class M Shares

Class I Shares

Administrative Class Shares

Metropolitan West High Yield Bond Fund

Class M Shares

Class I Shares

Administrative Class Shares

Metropolitan West Intermediate Bond Fund

Class M Shares

Class I Shares

Administrative Class Shares

Metropolitan West Strategic Income Fund

Class M Shares

Class I Shares

Administrative Class Shares

Metropolitan West AlphaTrak 500 Fund

Class M Shares

Administrative Class Shares

APPENDIX B TO

SECOND AMENDED MULTIPLE CLASS PLAN

OF

METROPOLITAN WEST FUNDS

EXCHANGE PRIVILEGES

SECTION 1. TERMS AND CONDITIONS OF EXCHANGES. Shareholders of the Funds discussed herein may participate in exchanges as described below.

An exchange is permitted only in the following circumstances:

(a) if the Funds offer more than one class of shares, the exchange must be between the same class of shares (e.g., Class M and Class I shares of a Fund cannot be exchanged for each other);

(b) the dollar amount of the exchange must be at least equal to the minimum investment applicable to the shares of the Fund acquired through such exchange;

(c) the shares of the Fund acquired through exchange must be qualified for sale in the state in which the shareholder resides;

(d) the exchange must be made between accounts having identical registrations and addresses;

(e) the full amount of the purchase price for the shares being exchanged must have already been received by the Fund;

(f) the account from which shares have been exchanged must be coded as having a certified taxpayer identification number on file or, in the alternative, an appropriate IRS Form W-8 (certificate of foreign status) or Form W-9 (certifying exempt status) (or the equivalent successor forms) must have been received by the Fund;

(g) newly acquired shares (through either an initial or subsequent investment) are held in an account for at least ten days, and all other shares are held in an account for at least one day, prior to the exchange; and

(h) certificates representing shares must be returned before shares can be exchanged.

(i) Because excessive exchanges can harm a Fund’s performance, the Funds reserve the right to terminate, either temporarily or permanently, exchange privileges of any shareholder who makes more than a specified number of exchanges (as specified in the prospectus) out of any one Fund during a twelve-month period and to refuse an exchange into a Fund from which a shareholder has redeemed shares within the previous 90 days (accounts under common ownership or control and accounts with the same taxpayer identification number will be counted together). This limit may be modified for accounts in certain institutional retirement plans to conform to plan exchange limits and U.S. Department of Labor regulations (for those limits, see plan materials). The Funds reserve the right to refuse exchanges by any person or group if, in the judgment of Metropolitan West Asset Management, LLC (the “Manager”), a Fund would be unable effectively to invest the money in accordance with its investment objective and policies, or would otherwise be potentially adversely affected. A shareholder’s exchanges may be restricted or refused if a Fund receives, or the Manager anticipates, simultaneous orders affecting significant portions of that Fund’s assets and, in particular, a pattern of exchanges coinciding with a “market timing” strategy. Although the Funds attempt to provide prior notice to affected shareholders when it is reasonable to do so, they may impose these restrictions at any time. The Funds reserve the right to terminate or modify the exchange privileges of Fund shareholders in the future.

THE EXCHANGE PRIVILEGE IS NOT AN OPTION OR RIGHT TO PURCHASE SHARES BUT IS PERMITTED UNDER THE RESPECTIVE POLICIES OF THE PARTICIPATING FUNDS, AND MAY BE MODIFIED OR DISCONTINUED BY ANY SUCH FUNDS OR BY THE MANAGER OR DISTRIBUTOR AT ANY TIME, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITHOUT NOTICE.

Shares to be exchanged will be redeemed at their net asset value as determined at the close of business on the day that an exchange request in proper form (described below) is received, as described in the applicable prospectus. Exchange requests received after the required time will result in the redemption of shares at their net asset value as determined at the close of business on the next business day.

In the event of unusual market conditions, a Fund reserves the right to reject any exchange request if, in the judgment of the Manager, the number of requests or the total value of the shares that are the subject of the exchange places a material burden on a Fund. For example, the number of exchanges by investment managers making market timing exchanges may be limited.

SECTION 2. FEES. There is no fee for exchanges among the Funds.

SEE THE APPLICABLE PROSPECTUS FOR MORE INFORMATION ABOUT SHARE EXCHANGES.